MOVIE GALLERY REAFFIRMS GUIDANCE FOR THE FOURTH QUARTER OF 2005


DOTHAN, Ala., February 06, 2006 -- Movie Gallery, Inc. (NASDAQ: MOVI) today reaffirmed its guidance for the fourth quarter of 2005.

On November 10, 2005, the Company announced that it expects revenues in the fourth quarterof 2005 to be between $675 million and $705 million and same-store revenues in the range of -5 percent to -9 percent, as compared to the fourth quarter of 2004.

"Based on preliminary, un-audited results, we expect that fourth quarter revenues and same-store revenues will be within the range of previously provided guidance. In addition, we are confident that Movie Gallery remained in full compliance with all debt covenants in the fourth quarter of 2005," said Joe Malugen, Chairman, President and Chief Executive Officer. "Looking forward to 2006, with the continued softness in the rental industry, we will soon resume discussions with our lenders regarding further amendments to Movie Gallery's senior credit facility. We continue to believe that our industry is long-term fundamentally sound, and we are looking forward to the introduction of next-generation, high-definition DVDs as a significant catalyst for our business."

Movie Gallery's normal year-end audit is in progress, and the Company expects to report its fourth quarter and full year results in March.

About Movie Gallery
Movie Gallery is the second largest North American video rental company with annual revenue of approximately $2.6 billion and nearly 4,800 stores located in all 50 U.S. states, Mexico and Canada. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward-Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These statements include projections relating to the performance of the Company for the 2005 fiscal year, compliance with debt covenants, industry conditions and the impact of new technologies, such as high-definition DVDs. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 2, 2005. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors,
(i) same-store revenues are less than projected; (ii) the Company is unable to negotiate satisfactory amendments to its senior credit facility, (iii) the availability of new movie releases priced for sale negatively impacts consumers' desire to rent movies; (iv) the number of new store openings during the year is less than expected; (v) unforeseen issues with the continued integration of the Hollywood Entertainment business; (vi) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (vii) consumer demand for movies and games is less than expected; (viii) the availability of movies and games is less than expected, including as a result of changes in movie studios' distribution policies;
(ix) competitive pressures, including technological advances, are greater than anticipated; (x) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives, (xi) the effects of Hurricanes Katrina and Rita and other hurricanes are greater than expected on the Company's overall operations or (xi) video game hardware and software manufacturers fail to introduce new products. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Financial - Thomas D. Johnson, Jr., Movie Gallery, Inc., (503) 570-1950 Media - Andrew B. Siegel, Joele Frank, Wilkinson Brimmer Katcher,
(212) 335-4449 ext. 127


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